                                                                     EXHIBIT 3.1

                      AMERICAN COMMUNITY PROPERTIES TRUST

                   AMENDED AND RESTATED DECLARATION OF TRUST

                        DATED AS OF [___________], 1998

          American Community Properties Trust, a Maryland real estate investment trust (the "Trust") under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

  The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

                                   ARTICLE I
                                  DEFINITIONS

     The terms used in this Agreement shall have the following meanings:

     "Adjusted Capital Account Balance" means a Shareholder's Capital Account balance (i) increased by any amount that such Shareholder is obligated to restore under Treasury Regulation (S) 1.704-1(b)(2)(ii)(c) (including any addition thereto pursuant to the next to last sentences of Treasury Regulation
(S) 1.704-2(g)(1) and (i)(5)); and (ii) decreased by any adjustments, allocations, and distributions specified in Treasury Regulation (S) 1.704-1(b)(2)(ii)(d)(4), (5), and (6) as are reasonably expected to be made to such Shareholder.

     "Agreed Value" means, with respect to property, the fair market value of that property on the date it is contributed to the Trust, as determined by the Board in good faith and by reasonable methods (including the employment of independent professional appraisers).

     "American Rental" means American Rental Properties Trust.

     "Board" or "Board of Trustees" means the Board of Trustees of the Trust.

     "Capital Account" means the capital account to be maintained by the Trust for each Shareholder in accordance with the rules for maintaining capital accounts set forth in the Treasury Regulations under Section 704(b) of the Code. Any question concerning a Shareholder's Capital Account shall be resolved by the Board of Trustees, applying principles consistent with this Declaration of Trust and the regulations promulgated under Section 704 of the Code in order to assure that to the extent practicable (i) the balances of the Capital Accounts of the Shareholders with respect to a class of Shares will at all times be in proportion to the number of Shares of that class held by each Shareholder and
(ii) all allocations herein will have substantial economic effect or will otherwise be respected for federal income tax purposes.

     "Capital Contribution" means the sum of cash and the Agreed Value of other property, if any, contributed to the Trust by each Shareholder. The initial Capital Contributions made by IGC are set forth in Schedule A. Any reference in this Declaration of Trust to the Capital Contribution of a Shareholder shall include the contributions to the capital of the Trust made by any predecessor in interest of such Shareholder, as determined by the Board of Trustees.

     "Cash Flow" means the amount of cash distributable to the Shareholder as determined in accordance with Article V.

     "Charitable Beneficiary" has the meaning set forth in Section 4.4.2(a).

     "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

     "Common Share" shall have the meaning set forth in Section 4.1.

     "Common Shareholder" means any person who is a record holder of Common Shares.

     "Contributed Property" means any property other than cash contributed to the Trust as a Capital Contribution or any property (or portion thereof) treated as having been contributed for purposes of adjusting the Capital Accounts to reflect the fair market value of the Trust property under the terms of this Declaration of Trust.

     "Declaration of Trust" means this Amended and Restated Declaration of Trust of American Community Properties Trust.

     "Entity" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, or association.

     "Excess Shares" has the meaning set forth in Section 4.4.2(a).

     "Excluded Shareholders" has the meaning set forth in Section 4.4.1(a).

     "Fiscal Quarter" means the first, second, third, or fourth quarter of any Fiscal Year.

     "Fiscal Year" means the accounting period used by the Partnership for federal income tax purposes. The first Fiscal Year of the Trust shall end on December 31, 1998.

     "IGC" means Interstate General Company L.P.

     "National Securities Exchange" means any securities exchange registered pursuant to Section 6(a) of the Securities Exchange Act of 1934, as amended, or the Nasdaq National Market System.

     "Net Profits" and "Net Losses" mean, respectively, the net income and loss of the Trust for federal income tax purposes determined as of the close of the Fiscal Year, except that items of income, gain, loss, and deduction relating to Contributed Property shall be computed as if the basis of the property to the Trust at the time of contribution were equal to its Agreed Value on that date and all other adjustments are made as necessary or appropriate (as determined by the Board of Trustees) under the Treasury Regulations under Sections 704(b) and 704(c) of the Code.

     "Operating Expenses" means all the non-capital costs and expenses of any type incurred incident to the operation of the Partnership, including, without limitation, taxes and the cost of operations, maintenance, and repairs.

     "Ownership Limit" has the meaning set forth in Section 4.4.1(a).

     "Person" means any individual natural person or Entity.

     "Preferred Share" has the meaning set forth in Section 4.1.

     "Preferred Shareholder" means any person who is a Record Holder of Preferred Shares.

     "Pro Rata" means, with respect to Shareholders holding Shares of a particular class, in proportion to the number of Shares of that class held by all Shareholders holding Shares of such class.

     "Record Date" means the date established by the Board of Trustees for determining the identity of (i) Shareholders entitled to exercise rights in respect of any lawful action of Shareholders, (ii) Shareholders entitled to receive any reports pursuant to the terms of this Declaration of Trust (iii) Shareholders to whom the income, gains, losses, deductions, and credits of the Trust are to be allocated pursuant to Section 5.1, (iv) Shareholders to whom Cash Flow is distributable pursuant to Section 5.3, (v) Shareholders to whom distributions in liquidation are to be made pursuant to Section 10.2, or (vi) Shareholders for any other purposes pertaining to this Trust.

     "Record Holder" means, in the case of Shareholders, the Persons identified as Shareholders on the records of the Trust as of the close of business on the determination date.

     "REIT" means a real estate investment trust as defined in Code Section 856.

     "Regulatory Allocation" has the meaning set forth in Section 5.1.4(a).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Share" has the meaning set forth in Section 4.1.

     "Shareholder" means any person who is a Record Holder of Common Shares or Preferred Shares.

     "Title 8" means Title 8 of the Corporation and Associations Article of the Annotated Code of Maryland.

     "Transfer" means any sale, assignment, hypothecation, gift, or other disposition, whether voluntary or by operation of law.

     "Transfer Agent" means any bank, trust company, or other Person appointed by the Board from time to time to act as transfer agent of the Shares.

     "Transferee Shareholder" has the meaning set forth in Section 5.3.4(b).

     "Trust" means American Community Properties Trust.

     "Trustees" has the meaning set forth in Section 2.4.2(a).


                                   ARTICLE II
                         FORMATION, NAME, AND LOCATION

     SECTION 2.1 Formation of the Trust.  The Trust is a real estate investment
                 ----------------------
trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated as a partnership for tax purposes). Except as expressly provided herein to the contrary, the administration and termination of the Trust shall be governed by Title 8.

     SECTION 2.2 Name and Principal Office.   The name of the Trust is "American
                 -------------------------
Community Properties Trust." Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or "Board") determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust. The location of the principal office of the Trust shall be at such place as the Board may from time to time designate. The Board may, in its sole discretion, establish additional places of business of the Trust within or outside the State of Maryland when and where required by the Trust business.

     SECTION 2.3 Registered Agent.  The name of the resident agent of the Trust
                 ----------------
in the State of Maryland is The Corporation Trust Incorporated whose post office address is 32 South Street, Baltimore, Maryland 21202. The Board, in its sole and absolute discretion, may select any Person permitted by applicable law to act as registered agent for the Trust in each jurisdiction in which it is necessary or appropriate for the Trust to have a registered agent and may replace any such person from time to time.

     SECTION 2.4 Board of Trustees.
                 -----------------

          Section 2.4.1  Powers.
                         ------

          (a) Subject to any express limitations contained in this Declaration of Trust or in the Bylaws, (i) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (ii) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as it, in its sole judgment and discretion, deems necessary or appropriate to conduct the business and affairs of the Trust.

          (b) The Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees under the general laws of the State of Maryland or any other applicable laws.

          (c) Except as otherwise provided in the Bylaws, the Board, without any action by the Shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to adopt, amend and repeal Bylaws; to elect, appoint or employ such officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

          Section 2.4.2  Classification and Number.
                         -------------------------

          (a) The Trustees of the Trust (hereinafter the "Trustees") shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the annual meeting of Shareholders to be held in 1999, another class to hold office initially for a term expiring at the annual meeting of Shareholders to be held in 2000, and another class to hold office initially for a term expiring at the annual meeting of Shareholders to be held in 2001, with the Trustees of each class to hold office until their successors are duly elected and qualified. At each annual meeting of Shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Shareholders held in the third year following the year of their election. The election of a Trustee shall require the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees.

            (b) The number of Trustees shall be determined pursuant to the Bylaws of the Trust.

          Section 2.4.3.  Independent Trustees.  Notwithstanding anything herein
                          --------------------
to the contrary, at all times (except during a period not to exceed one hundred and eighty (180) days following the death, resignation, incapacity or removal from office of a Trustee prior to expiration of the Trustee's term of office), no fewer than two of the members of the Board of Trustees must not be employed by (i) the Trust, (ii) any Affiliate of the Trust, or (iii) a member of the family of James J. Wilson, the President and Chief Executive Officer of Interstate General Company L.P., as of the date hereof.

          Section 2.4.4  Definition of Affiliate.  For purposes of this
                         -----------------------
Agreement, "Affiliate" shall mean (i) any person that, directly or indirectly controls or is controlled by the Trust, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital shares, shares or equity interests of the Trust, or (iii) any officer, director, employee, partner or trustee of the Trust or of any person controlling or controlled by the Trust (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). For the purpose of this definition, the term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purpose of this definition, "control" (including the correlative meaning of the term "controlled by"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

          Section 2.4.5  Vacancies and Newly Created Trusteeships.  Vacancies,
                         ----------------------------------------
and newly created positions on the Board of Trustees resulting from any increase in the authorized number of Trustees, shall be filled by the affirmative vote of a majority of the Trustees then in office, and the Trustees so chosen shall hold office until their successors are duly elected and qualified, unless sooner displaced. If there are no Trustees in office, then an election of Trustees may be held in the manner provided by statute. Notwithstanding anything herein to the contrary, any vacancy in the Board of Trustees caused by the removal of a Trustee by Shareholders pursuant to Section 2.4.7 hereof, shall be filled by the affirmative vote of a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees.

          Section 2.4.6  Resignation.  Any Trustee of the Trust may resign at
                         -----------
any time upon written notice to the Board of Trustees, the Chairman of the Board, the President or the Secretary of the Trust. Unless otherwise specified in such written notice, a resignation shall take effect upon delivery thereof to the Board of Trustees or the designated officer, and the acceptance of such resignation shall not be necessary to make it effective.

          Section 2.4.7  Removal.  Any Trustee may be removed for cause, by the
                         -------
affirmative vote of the holders of a majority of the Shares then entitled to vote at an election of Trustees. Any Trustee may be removed without cause, by the affirmative vote of not less than two-thirds of the Shares then outstanding and entitled to vote generally in the election of Trustees.

          Section 2.4.8  Business Activities by Trustees.  Unless otherwise
                         -------------------------------
agreed between the Trust and the Trustees, each individual Trustee, including each Independent Trustee, may engage in other business activities of the type conducted by the Trust and is not required to present to the Trust any investment opportunities presented to them even though the investment opportunities may be within the scope of the Trust's investment policies.

     SECTION 2.5 Subsequent Filings.  If the laws of any jurisdiction require in
                 ------------------
connection with the conduct of the Trust's business (for any jurisdiction with respect to which the conduct of the Trust's business could create liabilities for the Trust), the Board shall file, at the appropriate office in such jurisdiction, a copy of this Declaration of Trust, as it may be amended, and/or any other documents so required to be filed in such jurisdiction.


                                  ARTICLE III
                           PURPOSES, POWERS, AND TERM

     SECTION 3.1 Businesses and Purposes.  The purposes for which the Trust is
                 -----------------------
formed are to invest in and to acquire, hold, manage, administer, control and dispose of real property and interests in real property and to engage in other activities, directly or indirectly, in support thereof.

     SECTION 3.2 Powers.  The Trust shall have all of the powers granted to
                 ------
Maryland real estate investment trusts by Title 8 and all other powers set forth in the Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

     SECTION 3.3 Term.  The Trust shall continue perpetually unless terminated
                 ----
pursuant to Article IX of this Declaration of Trust or pursuant to any applicable provision of Title 8.


                                   ARTICLE IV
                         SHARES OF BENEFICIAL INTEREST

     SECTION 4.1 Authorized Shares.  The beneficial interest of the Trust shall
                 -----------------
be divided into shares of beneficial interest (the "Shares"). The Trust has authority to issue ten million (10,000,000) common shares of beneficial interest, $.01 par value per share ("Common Shares") ten million (10,000,000) preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"), and such other types or classes of securities of the Trust as the Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Trust. Shares may be issued for such consideration as the Trustee determines or, if issued as a result of a Share dividend or Share split, without any consideration, in which case all shares so issued shall be fully paid and nonassessible by the Trust. The Board of Trustees, without any action by the Shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue.

     SECTION 4.2 Common Shares.  Each Common Share shall entitle the holder
                 -------------
thereof to one vote on each matter upon which holders of Common Shares are entitled to vote and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have non-preference, preemptive, appraisal, conversion or exchange rights. The Trustees may classify or reclassify any unissued Common Shares by setting or changing the number, designation, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Common Shares and in such event, the Trust shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.

     SECTION 4.3 Preferred Shares.  The Board of Trustees are hereby expressly
                 ----------------
granted the authority to authorize from time to time the issuance of one or more series of Preferred Shares, and with respect to any such series to fix the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. The Trustees may classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Preferred Shares and in such event, the Trust shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.

     SECTION 4.4 Ownership Limits and Transfer Restrictions.
                 ------------------------------------------

          Section 4.4.1  Ownership Limits and Transfer Restrictions.  Except as
                         ------------------------------------------
otherwise provided in Section 4.4.3:

          (a) With the exception of certain Shareholders (the "Excluded Shareholders"), no Shareholder shall beneficially or constructively own more than two percent (2%) of the issued and then outstanding Common Shares of the Trust (the "Ownership Limit"). Any transfer of Common Shares that, if effective, would result in any person (other than an Excluded Shareholder with respect to Common Shares) beneficially or constructively owning Common Shares in excess of the Ownership Limit shall be void ab initio as to the transfer of that
                                            -- ------
number of Common Shares that otherwise would be beneficially or constructively owned by such person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such excess Common Shares. For purposes of this Section 4.4: (1) the term "Excluded Shareholder" shall mean J. Michael Wilson, Donald G. Blakeman, Bessemer Interstate Corporation, Interstate Business Corporation, and Wilson Securities Corporation; and (2) a person will be treated as beneficially or constructively owning Shares to the extent that such person would be treated as owning such Shares (directly or constructively) for purposes of applying the "closely held" test under Code Section 856(h).

          (b) No transfer of Common Shares or Preferred Shares will be permitted to the extent that such transfer will cause the Trust to cease to qualify as a partnership for federal tax purposes or cause American Rental to cease to qualify as a REIT. In addition, no transfers of Preferred Shares shall be permitted unless accompanied by an opinion of counsel in form satisfactory to the Board of Trustees that such transfer will not disqualify the Trust as a partnership and will not disqualify American Rental as a REIT under the Code.

          (c) The Board of Trustees is authorized to take such actions as it determines are necessary and desirable to preserve the Trust's status as a partnership for federal income tax purposes and to preserve the status of American Rental as a REIT.

          4.4.2  Violation of Ownership Limitations or Transfer Restrictions.
                 -----------------------------------------------------------
Except as otherwise provided in Section 4.4.3:

          (a) Any transfer of Shares in violation of the transfer restrictions under Section 4.4.1, including any transfer that would cause the Trust to cease to qualify as a partnership for federal tax purposes or American Rental to cease to qualify as a REIT, shall be null and void, and the intended transferee will acquire no rights to the Shares (shares the transfer of which is null and void under this sentence are hereinafter referred to as "Excess Shares"). Any Excess Shares not otherwise exempted will be treated as transferred to one or more organizations selected by the Board of Trustees ("Charitable Beneficiary"). Any dividends payable with respect to the Excess Shares will be held in trust for the Charitable Beneficiary. The Excess Shares may be retransferred by the Charitable Beneficiary to any person. Any economic benefits accruing from a transfer of such Excess Shares will be borne by the Charitable Beneficiary, and the intended transferee will generally receive upon such retransfer the lesser of the value of the Excess Shares at the time of the purported transfer and the value of the Excess Shares at the time of the subsequent retransfer.

          (b) If the Trust, or its designees, shall at any time determine in good faith that a transfer of Shares has taken place in violation of Section
4.4.1 hereof, or that a person intends to acquire or has attempted to acquire beneficial ownership or constructive ownership of any Shares in violation of
Section 4.4.1, the Trust shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or acquisition, including, but not limited to, refusing to give effect to such transfer on the books of the Trust or instituting proceedings to enjoin such transfer or acquisition.

          (c) Any Person who acquires or attempts to acquire Shares in violation of Section 4.4.1 hereof, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such transfer on the Trust's status as a REIT.

          Section 4.4.3.  Exemptions and Duration
                          -----------------------

          (a) Notwithstanding Sections 4.4.1 and 4.4.2, the Company's Board of Trustees, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board of Trustees, and upon such other conditions as the Board of Trustees may direct, may exempt a proposed transferee from any restrictions on transfer under Section 4.4.1.

          (b) The restrictions and limitations on ownership and transfers under this Section 4.4, and the limitations described in Section 4.10 shall remain in effect until (i) the Board of Trustees determines that it is no longer in the best interests of the Trust for American Rental to qualify, or to continue to qualify, as a REIT, and (ii) there is an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of the Shareholders.

     SECTION 4.5 Authorization by Board of Share Issuance.  The Board of
                 ----------------------------------------
Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws of the Trust.

     SECTION 4.6 Dividends and Distributions.  The holders of all Common Shares
                 ---------------------------
will participate equally in dividends payable to holders of Common Shares when and as authorized and declared by the Board of Trustees and in net assets available for distribution to holders of Common Shares upon liquidation or dissolution. The Board of Trustees may from time to time authorize and declare to Shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The exercise of the powers and rights of the Board of Trustees pursuant to this Section shall be subject to
Article V and to the provisions of any class or series of Shares at the time outstanding.

     SECTION 4.7 Capital Accounts.  A separate Capital Account shall be
                 ----------------
established and maintained for each Shareholder. Any transferee of a Share shall succeed to the Capital Account relating to the Share so transferred.

     SECTION 4.8 General Nature of Shares.  All Shares shall be personal
                 ------------------------
property entitling the Shareholders only to those rights provided in the Declaration of Trust and Title 8. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

     SECTION 4.9 Fractional Shares.  The Trust may, without the consent or
                 -----------------
approval of any Shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

     SECTION 4.10  Limitations.  Notwithstanding any other provision in this
                   -----------
Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause the Trust to cease to qualify as a partnership for federal tax purposes or American Rental to cease to qualify as a REIT unless such limitations are no longer in effect under Section 4.4.3(b).

     SECTION 4.11  Declaration of Trust and Bylaws.  All Shareholders are
                   -------------------------------
subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.


                                   ARTICLE V
               PROFITS, LOSSES, TAX ALLOCATIONS AND DISTRIBUTIONS

     SECTION 5.1 Profits and Losses.
                 ------------------

          Section 5.1.1  Allocation of Net Profits.  Except as otherwise
                         -------------------------
provided in the Declaration of Trust, the Net Profits of the Trust shall be allocated as follows:

          (a) First, Net Profits shall be allocated to the Preferred Shareholders Pro Rata in an aggregate amount not to exceed the amount of cash or the fair market value of other property distributed to such Preferred Shareholders under Section 5.3.2(a); and

          (b) Second, Net Profits less any amounts allocated under Section 5.1.1(a) shall be allocated to the Common Shareholders Pro Rata.

          Section 5.1.2  Allocation of Net Losses.  Except as otherwise provided
                         ------------------------
in the Declaration of Trust, the Net Losses of the Trust shall be allocated as follows:

          (a) First, Net Losses shall be allocated to the Common Shareholders Pro Rata; provided, however, that no allocation shall be made under this Section 5.1.2(a) that would cause or increase a deficit balance in any Shareholder's Adjusted Capital Account Balance, after taking into account any adjustments made by the Trustees to such Capital Accounts under Section 5.1.4(c).

          (b) Second, Net Losses less any amounts allocated under Section 5.1.2(a) shall be allocated to the Preferred Shareholders Pro Rata; provided, however, that no allocation shall be made under this Section 5.1.2(b) that would cause or increase a deficit balance in any Shareholder's Adjusted Capital Account Balance and any allocation of Net Losses made under this Section 5.1.2(b) shall be offset, to the extent possible, by subsequent allocations of Net Profits made before any allocations of Net Profits under Section 5.1.1.

          Section 5.1.3  Qualified Income Offset.  If, in any Fiscal Year, a
                         -----------------------
Shareholder unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation (S) 1.704-1(b)(2)(ii)(d)(4), (5), or (6), that causes or increases a deficit in such Shareholder's Adjusted Capital Account Balance, such Shareholder shall be allocated items of income and gain (consisting of a Pro Rata portion of each item of Trust income, including gross income, and gain for such Fiscal Year) in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulation (S) 1.704-1(b), any deficit balance in the Shareholder's Adjusted Capital Account Balance resulting from such adjustment, allocation, or distribution.

          Section 5.1.4  Other Allocation Rules.
                         ----------------------

          (a) To the extent that a Shareholder receives an allocation under
Section 5.1.3 or is required to receive an allocation under Treasury Regulation
(S) 1.704-2 (relating to allocations attributable to nonrecourse liabilities), such allocation (hereinafter referred to as a "Regulatory Allocation") shall, to the extent practicable, be included in the items allocated to that Shareholder pursuant to Sections 5.1.1 and 5.1.2 and shall not change the net amount of items allocated to such Shareholder pursuant to such Sections. In addition, the Board of Trustees shall make allocations under this Section 5.1 in such a manner that the Board determines to be appropriate so that, after such allocations are made, each Shareholder's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Shareholder would have had if no Regulatory Allocations were made (or were required to be made) to any Shareholder.

          (b) Notwithstanding Section 5.1.1, if the aggregate amount of Net Profits to be allocated to Shareholders for any period is not equal to the aggregate amount of Cash Flow distributed to Shareholders under Section 5.3 for that period, the Board of Trustees shall be authorized to make such offsetting allocations of Net Profits or other items for the current or subsequent periods as it determines to be necessary or appropriate to properly reflect the economic arrangement among the Shareholders as reflected in this Declaration of Trust (including the relative rights of holders of each class of Shares issued and outstanding).

          (c) Notwithstanding Sections 5.1.1 and 5.1.2, in the event of any allocation of Net Losses under Section 5.1.2, above, the Board of Trustees: (1) shall make such offsetting allocations of Net Profits or other items as it determines to be necessary or appropriate to properly reflect the economic arrangement among the Shareholders as reflected in this Declaration of Trust (including the relative rights of holders of each class of shares issued and outstanding); and (2) before making any allocations of Net Losses under Section 5.1.2(b), may make adjustments to the Capital Accounts pursuant to Treasury Regulation (S) 1.704-1(b)(2)(iv)(f) to reflect each Shareholder's share of unrealized appreciation in the Trust's property that is not yet reflected in the Capital Accounts.

          (d) Notwithstanding Sections 5.1.1 and 5.1.2, in the event of liquidation of the Trust, any gain or loss arising in connection with such liquidation (including, without limitation, unrealized gain or loss) shall be allocated among the Shareholders in a manner such that, to the extent practicable, the Capital Account balances of the Shareholders immediately prior to any distribution pursuant to Section 10.2 will be equal to the amount that such Shareholder would receive if such distributions were instead made under
Section 5.3 (and, for purposes of applying the terms of any Preferred Shares under Section 5.3, taking into account any applicable liquidation preferences).

          (e) In applying this Section 5.1 the Board of Trustees shall have as a primary objective that, to the extent practicable, Shares (of the same class) that are outstanding and are subsequently sold at the same time and for the same price will have identical characteristics for federal income tax purposes without regard to the identity of the transferor of the Shares and is authorized to make such allocations of Trust income, gain, loss, or deductions as may be necessary to achieve this result; provided, however, that nothing in this
Section 5.1.4(e) shall be interpreted as requiring the Board of Trustees to make an election under Code Section 754 on behalf of the Trust. In applying this
Section 5.1.4, the Board of Trustees shall attempt, to the extent possible, to allocate Trust income to each Shareholder in an amount equal to the cash (or the fair market value of other property) distributions paid to such Shareholder.

          Section 5.1.5  No Obligation to Restore Negative Capital Accounts.  No
                         --------------------------------------------------
Shareholder shall, at any time, have any obligation to contribute any amount to the Trust to restore any deficit balance in his Capital Account.

     SECTION 5.2 Allocation of Tax and Other Items.  Except as otherwise
                 ---------------------------------
provided in this Declaration of Trust, all items of income, deduction, gain, loss, or credit that must be allocated to the Shareholders for federal income tax purposes (including foreign taxes paid by the Trust) and all items that must be allocated for proper maintenance of Capital Accounts shall be allocated to the Shareholders in proportion to their respective allocations of Net Profits or Net Losses. Each item of taxable income, gain, loss, and deduction with respect to property contributed to the Trust shall be allocated among the Shareholders so as to take into account any variation between the tax basis of the Contributed Property and its fair market value at the time of the contribution in accordance with Section 704(c) of the Code. In taking such variation into account the Board shall have as a primary objective that Shares (of the same class) that are outstanding and are subsequently sold at the same time and for the same price will have identical characteristics for federal income tax purposes without regard to the identity of the transferor of the Shares and is authorized to make such allocations of Trust income, gain, loss, or deduction as may be necessary to achieve this result, to the extent possible.

     SECTION 5.3 Distributions.
                 -------------

          Section 5.3.1  Determination of Cash Flow.
                         --------------------------

          (a) Not later than seventy-five (75) days after the end of each Fiscal Quarter during the term of this Declaration of Trust, the Board shall determine the amount of Cash Flow for such Fiscal Quarter. Cash Flow shall mean the amount of cash which the Board, in its sole and absolute discretion, determines is available for distribution to the Shareholders with respect to such Fiscal Quarter, after taking into consideration the anticipated needs of the Trust for working capital and future expansion, amounts needed to pay or reserve against existing and anticipated Operating Expenses and obligations, and such other factors as the Board deems relevant, including a reserve for contingencies. In determining the amount of Cash Flow to be distributed with respect to any Fiscal Quarter, the Board shall have authority to apportion expenses and revenues and to take into consideration anticipated revenues or expenses of the Trust in any reasonable manner, consistent with the foregoing provisions of this Section 5.3, in order to minimize significant quarterly variations in Cash Flow to be distributed.

          Section 5.3.2  Distributions of Cash Flow.  Except as provided in
                         --------------------------
Section 10.2 for distributions on liquidation, the Cash Flow of the Trust shall be distributed to all Shareholders within ninety (90) days after the end of each Fiscal Quarter, as follows:

          (a) First, Cash Flow shall be distributed to the Preferred Shareholders Pro Rata to the extent of and in accordance with the terms of the Preferred Shares; and

          (b) Second, Cash Flow less any amounts distributed under Section 5.3.2(a) shall be distributed to the Common Shareholders Pro Rata.

          Section 5.3.3  Required Minimum Distributions.  The Board of Trustees
                         ------------------------------
shall make minimum annual distributions to Shareholders of each class such that the minimum aggregate amount of all distributions made each year to Shareholders in that class will equal at least forty-five percent (45%) of the net taxable income allocated to Shareholders of such class in such year; provided, however, that the amount of the required minimum distribution for each class will be reduced by an amount equal to the portion, if any, assigned to such class by the Board of Trustees of the amount of Puerto Rico income tax payable by the Trust arising from its holdings in Puerto Rico, income tax payable in other foreign countries, and any U.S. federal income taxes paid by American Rental with respect to undistributed capital gains. The minimum distribution may consist of cash dividends and/or distribution of other property. The Board shall make a good faith appraisal of the fair market value of any property to be distributed to Shareholders in accordance with this Section 5.3.3.

          Section 5.3.4  Other Rules Governing Distributions.
                         -----------------------------------

          (a) When any distribution is to be made with respect to any class of Shares traded on any exchange, the Board shall determine the amount and date of such distribution and the Record Date for determining the Shareholders to whom such distribution is to be made no less than ten (10) days before such Record Date.

          (b) Whenever any distribution is to be made with respect to any Share held by a Shareholder ("Transferee Shareholder") who did not hold such share on the Record Date with respect to that distribution, such distribution shall be made to the Record Holder on the Record Date for such distribution, and not to such Transferee Shareholder.

          (c) If the Board, in its sole discretion, shall determine that a portion of the Partnership's non-cash assets should be distributed to the Shareholders, the Board shall obtain an appraisal as of a date reasonably close to the date of distribution. Any unrealized appreciation (loss) with respect to such assets shall be included in and allocated as Net Profits and Net Losses in accordance with this Article V and for Capital Account purposes.

                                  ARTICLE VI
                                 SHAREHOLDERS

     SECTION 6.1 Meetings.  There shall be an annual meeting of the
                 --------
Shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

     SECTION 6.2 Voting Rights.  Subject to the provisions of any class or
                 -------------
series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (i) election or removal of Trustees as provided in Sections 2.4.2(a), 2.4.5, and 2.4.7; (ii) amendment of the Declaration of Trust as provided in Section 8.2; (iii) termination of the Trust as provided in
Section 10.2; (iv) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Article IX; and (v) such other matters with respect to which a vote of the Shareholders is required by applicable law or the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

     SECTION 6.3 Preemptive and Appraisal Rights.  Except as may be provided by
                 -------------------------------
the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Sections 4.1, 4.2, or 4.3, no holder of Shares shall, as such holder, (i) have any preemptive or preferential right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (ii), except as expressly required by Title 8, have any right to require the Trust to pay him the fair value of his Shares in an appraisal or similar proceeding.

     SECTION 6.4 Extraordinary Actions.  Except as specifically provided in
                 ---------------------
Sections 2.4.2(a), 2.4.5, 2.4.7, 4.4.3(b), 8.2, and 10.2, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of a majority of Shares entitled to cast on such matter.

     SECTION 6.5 Board Approval.  The submission of any action to the
                 --------------
Shareholders for their consideration shall first be approved by the Board of Trustees.

     SECTION 6.6 Action By Shareholders Without a Meeting.  The Bylaws of the
                 ----------------------------------------
Trust may provide that any action required or permitted to be taken by the Shareholders may be taken without a meeting by the written consent of the Shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

                                  ARTICLE VII
                     LIABILITY LIMITATION, INDEMNIFICATION
                        AND TRANSACTIONS WITH THE TRUST

     SECTION 7.1 Limitation of Shareholder Liability.  No Shareholder shall be
                 -----------------------------------
liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a Shareholder.

     SECTION 7.2 Limitation of Trustee and Officer Liability.  To the maximum
                 -------------------------------------------
extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws of the Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     SECTION 7.3 Express Exculpatory Clauses in Instruments.  Neither the
                 ------------------------------------------
Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

     SECTION 7.4 Indemnification.  The Trust shall have the power, to the
                 ---------------
maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former Shareholder, Trustee or officer of the Trust or (ii) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Shareholder, Trustee or officer of the Trust. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served as a predecessor of the Trust in any of the capacities described in (i) or (ii) above, and to any employee or agent of the Trust or a predecessor of the Trust.

     SECTION 7.5 Transactions Between the Trust and its Trustees, Officers,
                 ----------------------------------------------------------
Employees and Agents.  Subject to any express restrictions in the Declaration of
--------------------
Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.


                                  ARTICLE VIII
                                   AMENDMENTS

     SECTION 8.1 General.  The Trust reserves the right from time to time to
                 -------
make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation.

     SECTION 8.2 Shareholder Vote.  Any amendment to this Declaration of Trust
                 ----------------
shall be valid only if approved by the affirmative vote of the holders of at least two-thirds of all the Shares entitled to be cast on the matter; provided that the Board of Trustees may increase the number of authorized Shares without approval of the Shareholders.


                                   ARTICLE IX
                MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

     Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (i) merge the Trust into another entity, (ii) consolidate the Trust with one or more other entities into a new entity or (iii) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property. Any such action must be approved by the Board of Trustees and, after notice to all Shareholders entitled to vote on the matter, by the affirmative vote of a majority of all the Shares entitled to be cast on the matter.


                                   ARTICLE X
                       DURATION AND TERMINATION OF TRUST

     SECTION 10.1  Duration.  The Trust shall continue perpetually unless
                   --------
terminated pursuant to Section 10.2 or pursuant to any applicable provision of Title 8.

     SECTION 10.2  Termination.
                   -----------

       (a) Subject to the provision of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of Shareholders, by the affirmative vote of two-thirds of all the Shares entitled to be cast on the matter. Upon the termination of the Trust:

         (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

         (ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

         (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the Shareholders in proportion to the positive balances in each Shareholder's Capital Account, after taking into account all adjustments to such Capital Accounts to reflect the activities of the Trust up to and including the liquidation.

       (b) After termination of the Trust, the liquidation of its business and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.

                            *    *    *     *     *

  IN WITNESS WHEREOF, this Amended and Restated Declaration of Trust has been signed on this __ th day of [_________], 1998, by the undersigned President of the Trust and by the undersigned Secretary of the Trust, each of whom acknowledges that this document is his free act and deed, and that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that the statement is made under the penalties for perjury.

                   __________________
                   Edwin L. Kelly
                   President

                   __________________

                   Secretary

                                   SCHEDULE A

                          PROPERTY CONTRIBUTED BY IGC
                          ---------------------------



                                [To be inserted]

                                   SCHEDULE B

                                INITIAL TRUSTEES
                                ----------------


Name                       Address   Year Term Ends under (S) 2.4.2
----                       -------   ------------------------------
J. Michael Wilson


Edwin L. Kelly


Francisco Arrivi Cros


Donald G. Blakeman


Thomas Shafer

Thomas B. Wilson